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                              IMPOUND ACCOUNT AGREEMENT




This Impound Account Agreement (the "Agreement") is made as of April 5, 2000 by and among Paystar Communications Corporation, a Nevada corporation ("Company") and Community Bank of San Joaquin, a California banking corporation ("Impound Agent's Representative"). Impound Agent's Representative has entered into an agreement with Pacific Coast Banker's Bank ("Impound Agent") to act as Impound Agent.

       1.     RECITALS OF FACT.

              Company will offer shares of its stock for sale to the public in an offering pursuant to a registration statement filed with the Securities and Exchange Commission (file # 333-93919), (the "Offering"). Company desires that all funds received from various persons (the "Subscribers") as subscriptions for shares of Company's stock be placed in an impound account with a bank or trust company authorized to do business in California, and desires that Impound Agent's Representative arrange with Impound Agent to act as the depository for such funds subject to the registration statement and all applicable laws and regulations. Company intends at this time to issue and sell a minimum of 1,500,000 shares and a maximum of 5,500,000 shares of its stock at a price of $2 per share and to deposit all funds received from the Subscribers as subscriptions for such shares in an account at Impound Agent in the name of Impound Agent's Representative for the benefit of Company and Subscribers. Impound Agent's Representative will be entitled to all interest earned off of such an account.

       2.     APPOINTMENT OF IMPOUND AGENT'S REPRESENTATIVE.

              Company hereby appoints Community Bank of San Joaquin as Impound Agent's Representative and Community Bank of San Joaquin hereby accepts such appointment, subject to the terms and conditions set forth in this Agreement.

       3.     SUBSCRIPTION FUNDS HELD IN IMPOUND ACCOUNT.

              All funds received from the issuance of shares of Company's stock will be placed in an escrow account with Impound Agent, to be held by Impound Agent. Such funds shall not become the property of or be released to Company unless and until Company has sold the minimum of 1,500,000 shares of common stock. The Offering will end on the earlier of (i) 180 days following the date of the Prospectus (ii) the date on which Company sells its final shares totaling 5,500,000 or (iii) such earlier date on which Company decides to close Offering.

       4.     SUBSCRIPTIONS FOR SHARES.

              Subscription agreements for shares of Company's stock will be completed by investor and submitted to Impound Agent in triplicate, along with checks and other payment orders for the amount of the subscriptions. Checks and other payment orders shall be made payable to "Pacific Coast Bankers Bank for CBSJ Impound Account." Company will inform Impound Agent's Representative of its intent to accept or reject subscriptions or to accept a subscription in part. If any subscriptions are rejected or accepted only in part, Impound Agent's Representative will request that Impound Agent will promptly refund the rejected amount to the Subscriber. Upon a


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       closing of the Offering and as to accepted subscriptions, Impound
       Agent will return one copy of the subscription agreement to the Subscriber, return one copy to Impound Agent's Representative for delivery to Company, and retain one copy for Impound Agent's records.

       5.     INVESTMENT IN IMPOUND FUNDS

       All funds received from Subscribers as subscriptions for shares of Company's stock which are accompanied by copies of executed subscription agreements for such subscriptions including any interest earnings on such funds, will be placed in an impound account (the "Impound Account") with Impound Agent to be held by Impound Agent in the manner provided in this Agreement.

       Upon the clearing of checks received for subscriptions for shares under normal banking practices and as directed in writing by Impound Agent's Representative, Impound Agent shall invest and reinvest available funds deposited with it pursuant to this Agreement in an Overnight Federal Funds account of the Impound Agent. Impound Agent's Representative and Impound Agent shall not be liable or responsible for any loss resulting from investments made pursuant to this Section 5, except for losses which result from the gross negligence or intentional misconduct of either party.

       6.     TERM.

              This Impound Agreement shall commence as of the date set forth above and shall expire upon distribution of the Impound Account as described in Section 7, below.

       7.     DISTRIBUTION.
              a. Upon receipt of notice to Impound Agent's Representative that the Company has sold at least the minimum number of shares required and desires closure of the offering and release of the funds, Impound Agent's Representative will request Impound Agent to release all funds in the Impound Account to Company ,pursuant to Company's written instruction to the Impound Agent's Representative, signed by two of Company's officers.

              b. If Company has not sold the minimum shares required within 90 days of the date of the prospectus, which period may be extended for an additional 30 days, then the Impound Account shall be distributed to the Subscribers as follows: each Subscriber shall receive the full amount of his or her subscription, without interest and without deduction for expenses.

              c. In the event that the Impound Account is distributed pursuant to Section 7b, above, all remaining obligations of Company described in Sections 9 and 10shall, without any further notice, become the joint and several obligations of the Company and its directors. The obligations created pursuant to this Section 7c shall continue after the expiration of this Agreement.


       8.     INFORMATION TO COMPANY.

              From time to time upon the request of Company, Impound Agent will provide Company with information relative to the total number of subscriptions received pursuant to this Agreement together with the aggregate number of shares for which subscriptions have been received and the


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       total amount of funds received and collected.  Upon termination or expiration of this Agreement, Impound Agent shall provide an accounting of funds received, and disbursed pursuant to this Agreement together with a list of Subscriber names and addresses and the number of shares purchased by each Subscriber, and shall return all original subscription agreements to Impound Agent's Representative for delivery to Company.

       9.     UNPAID CHECKS.

       In the event that any check received by Impound Agent is returned unpaid by the drawee bank, Impound Agent will resubmit the check to the drawee financial institution for repayment. In the event that any such resubmitted check is returned unpaid a second time, Impound Agent may withdraw funds held by it pursuant to this Agreement for the amount of that check. Impound Agent shall forward any such check to Impound Agent's Representative for delivery to Company endorsed to Company without recourse. In the event that any such check is returned to Impound Agent as unpaid after the funds represented thereby have been distributed to any person, upon notification by Impound Agent, Company shall promptly pay the amount of that check to Impound Agent's Representative for delivery to Impound Agent and Impound Agent shall forward the check to Impound Agent's Representative for delivery to Company endorsed to Company without recourse.

       10.    RIGHTS OF IMPOUND AGENT'S REPRESENTATIVE AND IMPOUND AGENT.

              a. The Company and the Company's Directors agree to pay any net fees of Impound Agent's Representative, as stated at Exhibit A, as well as any reasonable fees for extraordinary services performed by Impound Agent's Representative and/or Impound Agent pursuant to this Agreement and agreed to in writing by Company to the extent that the sum total of all fees assessed are not covered by the earnings credit described at Exhibit A. The Company and the Company's Directors also agree to pay and/or reimburse Impound Agents' Representative for its reasonable expenses and disbursements, including those of its agents, consultants, attorneys and the Impound Agent to the extent that the sum total of all fees assessed are not covered by the earnings credit described at Exhibit A. The obligations described in this section shall continue notwithstanding the expiration or termination of this Agreement for any reason.

              b. If conflicting demands are made or notices served by parties upon Impound Agent's Representative or Impound Agent with respect to the Impound Account, Impound Agent's Representative and Impound Agent shall be entitled to refuse to comply with any such claim or demand and to suspend performance of this Agreement so long as such disagreements shall continue; in so doing Impound Agent's Representative and Impound Agent shall not be held liable for damages or interest to the Company or to any person (including but not limited to Subscribers) for failure to comply with such conflicting or adverse demands, Impound Agent's Representative and Impound Agent shall be entitled to continue to refrain and refuse to act until:

                     (i) the rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and/or the money, papers, and property involved in the claim or demand; and/or

                     (ii) all differences have been settled by mutual agreement and Impound Agent's Representative and Impound Agent have been notified of the settlement in writing signed by all of the interested persons.


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              In the alternative, either Impound Agent's Representative or
       Impound Agent may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, and deposit with the court all money, papers, and property held pursuant to this Agreement, and the Company agrees to pay all costs, expenses and reasonable attorney's fees incurred by either Impound Agent's Representative or Impound Agent in connection therewith, the amount thereof to be fixed and a judgment thereof to be rendered by the court in such suit.

              c. Impound Agent shall act as a depository only and Impound Agent's Representative is a representative for Impound Agent only and neither is responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with Impound Agent pursuant to this Agreement, or with respect to the form or execution of any such instrument, or the identity, authority, or rights of any person executing or depositing any such instrument.

              d. Impound Agent's Representative and Impound Agent shall have no responsibility for notifying the Company's Directors, the Company or any Subscriber of any sale, resale, loan, exchange or other transaction involving any property described in this Agreement or of any profit realized by any person or corporation in connection therewith, regardless of the fact that such transactions may be handled by Impound Agent's Representative or Impound Agent.

              e. The Company and the Company's Directors agree to hold harmless and indemnify Impound Agent's Representative and Impound Agent and each of them and their directors, officers, employees and agents for any loss, cost, liability, damage or expense, including reasonable attorneys' fees and expenses, arising out of or relating to this Agreement, the Escrow Account, the performance of Impound Agent's Representative's or Impound Agent's duties under this Agreement, or to any offering circular, disclosure document or any subscription agreement relating to this Agreement; provided, however, that no indemnification will be made for any act of willful misconduct or gross negligence of either Impound Agent's Representative or Impound Agent.

              f.  Impound Agent's Representative and Impound Agent:

                  (i) shall be deemed conclusively to have given and delivered any notice required to be given or delivered by it pursuant to this Agreement if the same is in writing, signed by any one of Impound Agent's
Representative's authorized officers and mailed to Company at the addresses set forth in this Agreement;

                  (ii) shall be entitled to consult with legal counsel and shall not be liable for any action taken or omitted by that counsel;

                  (iii) shall not, by act, delay, omission or otherwise, be deemed to have waived any rights or remedies under this Agreement unless such waiver is in a writing signed by Impound Agent's Representative or Impound Agent; such waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion;

                  (iv) shall not be liable for any action taken or omitted to be taken in good faith, and shall be liable only for each ones own gross negligence or willful misconduct;


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                  (v)   shall be entitled to rely on any paper, request,
certificate, schedule, notice or other document which either party in good faith believes to be genuine and to have been signed or adopted by the proper party or parties;

                  (vi) shall under no circumstances be required to risk either party's own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to that party,

                  (vii) shall have no duties or responsibilities except those expressly set forth in this Agreement, and the permissive right of either Impound Agent or Impound Agent's Representative to do things or omit to do things as set forth in this Agreement shall not be construed as a duty.

11.    REPRESENTATIONS REGARDING IMPOUND AGENT'S REPRESENTATIVE AND IMPOUND
       AGENT.

       Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that either Impound Agent's Representative or Impound Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale by Company. Company agrees that as soon as the same become available, Company will furnish to Impound Agent's Representative copies of all written materials disemminated by Company regarding the Offering, including but not limited to any Preliminary Prospectus, Prospectus, Form 10-K, Proxy Statement, and Annual Report.

12.    MISCELLANEOUS.

       a. This Agreement may be amended only by the written agreement of the Company and Impound Agent's Representative. This Agreement shall be governed by the laws of the State of California.

       b. This Agreement represents the entire agreement between Company, the Company's Directors and Impound Agent's Representative.

       If Company or any of its officers, directors or agents has executed any other agreements or documents relating to the subject matter of this Agreement, or if any agreement is deposited under or arises out of this Agreement, Impound Agent's Representative shall not be deemed a party to or be responsible for any provision thereof unless expressly set forth in this Agreement or in a Schedule to this Agreement. Impound Agent's Representative shall be under no duty to enforce any such other agreement. In case of any conflict between this Agreement and any such other agreement or document or any Schedule thereto, the provisions of this Agreement shall be controlling.

       c. This Agreement may be executed and entered into in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute but one and the same instrument.

       d. Impound Agent's Representative will not resign as Impound Agent's Representative under this Agreement after the receipt of any funds from Subscribers without the express written consent of Company.

       e. Any notice, report, demand, waiver or consent required or permitted pursuant to this Agreement shall be in writing and shall be given by prepaid first class mail, addressed as follows:


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                     Impound Agent:

                     MAIL INSTRUCTIONS (FUNDS)

                     Pacific Coast Banker's Bank

                     340 Pine Street, Suite 401

                     San Francisco, CA 94104

                     Attention:  Impound Account for Community Bank of San
                                 Joaquin

                     OTHER MAIL INSTRUCTIONS

                     Community Bank of San Joaquin

                     22 West Yokuts Drive

                     Stockton, CA 95207

                     Attention:  Jane Butterfield

                     WIRE INSTRUCTIONS

                     Pacific Coast Bankers' Bank
                     ABA No.   121042484

                     Attention:  Impound Account FBO Community Bank of San
                                 Joaquin



                     To Company:

                     Paystar Communications Corporation
                     1110 W. Kettleman Lane, Suite 48
                     Lodi, CA 95240

                     Attention:    Harry T. Martin


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IN WITNESS WHEREOF, Company and Impound Agent's Representative have executed this Agreement on the day and year first written above.



PayStar Communications Corporation
("Company")


------------------------------------------
By:    Harry T. Martin
Its:   Treasurer, Chief Financial Officer



Community Bank of San Joaquin
("Impound Agent's Representative)


------------------------------------------
By:    Jane Butterfield
Its:   President


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                                   EXHIBIT A
                               SCHEDULE OF FEES




Basic Impound Account Fee                         $2,500.00


Subscription Fee                                  $25.00 per Subscription



Rejected/Return Subscription Fee                  $15.00 per Subscription



Return Checks                                     $15.00 per check



Miscellaneous Fees at cost:                       Postage
                                                  Envelopes
                                                  Address Stamp
                                                  Overnight Mail

The above charges are assessed Paystar as they occur. At the end of the contract period, an earnings allowance is then calculated based on the daily outstanding balances kept in the impound account over the contract period. (The calculation utilizes the standard money market interest rate offered by the Community Bank of San Joaquin to its business customers.) The allowance can be used to offset all types of charges assessed. Any remaining net charges after the deduction of the earnings allowance is the responsibility of the Company and is due and payable upon the release of funds to the Company or the termination of the offering, should the minimum of 1,500,000 shares not be sold in the required time frame.


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